Exhibit 6

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 to the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of December 22, 2013, by and among YRC Worldwide Inc. (the “Company”) and each entity or account listed on Annex I thereto (each a “Buyer,” and solely for ease of reference, collectively, the “Buyers”) is made by and among the Company and the Buyers listed on Annex I hereto as of this 27th day of January, 2014 (this “Amendment”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Stock Purchase Agreement is hereby modified and amended as set forth below:

Section 6(b) of the Stock Purchase Agreement is amended to read in its entirety as follows:

“(i) the condition set forth in paragraph (a) of Section 12 of the Extension of the Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies, as approved for presentation to the “two-man committee” by the Teamsters National Freight Industry Negotiating Committee of the International Brotherhood of Teamsters (the “TNFINC”) on January 17, 2014, by and among YRC Inc., USF Holland, Inc., New Penn Motor Express, Inc. and USF Reddaway and the TNFINC (the “Extension Agreement”) (relating to the requirement to obtain the affirmative vote of 50% plus one of the bargaining unit employees in favor of the adoption of the Extension Agreement) shall have been satisfied, (ii) the TNFINC shall have notified the Company in writing that it is satisfied with the final terms and conditions of the provisions of the transactions contemplated in paragraphs (b) and (c) of Section 12 of the Extension Agreement and the efforts with respect to paragraph (c) of Section 12 of the Extension Agreement and (iii) there is not in effect any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction by any court or governmental, regulatory or administrative agency or instrumentality preventing or seeking to prevent the effectiveness of the Extension Agreement.”

2. No Other Amendments. Except as provided above, the Stock Purchase Agreement shall remain in full force and effect, and the execution of this Amendment is not a waiver by the Company or the Buyers of any of the terms or provisions of the Stock Purchase Agreement.

3. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

4. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

5. Headings. The headings of this Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this Amendment.

6. Severability. If any provision of this Amendment is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Amendment so long as this Amendment as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

7. No Strict Construction. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, the Company and each Buyer has caused its respective signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

YRC WORLDWIDE INC.

By:	/s/ Jamie G Pierson

	Name:	Jamie G Pierson
	Title:	Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the Company and each Buyer has caused its respective signature page to this Amendment to be duly executed as of the date first written above.

BUYER:

CSP III AIV (CAYMAN), L.P.

By:	CSP III AIV General Partner (Cayman), L.P.,
its general partner

By:	CSP III AIV GP (Cayman), Ltd.,
its general partner

By:	/s/ Shary Moalemzadeh
	Name:	Shary Moalemzadeh
	Title:	Authorized Signatory

ANNEX I

Name of Buyer	Address and Facsimile Number
CSP III AIV (Cayman), L.P.	c/o The Carlyle Group 1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004